SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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STIFEL FINANCIAL CORP.

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SUPPLEMENT TO THE PROXY STATEMENT DATED APRIL 28, 2023

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 7, 2023

The following information supplements and amends the proxy statement (the “Proxy Statement”) of Stifel Finacial Corp. (the “Company”) filed with the U.S. Securities and Exchange Commission on April 28, 2023 and furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for the 2023 Annual Meeting of Shareholders of the Company to be held on June 7, 2023 and any adjournment or postponement thereof. Capitalized terms used in this supplement to the Proxy Statement (this “Supplement”) and not otherwise defined herein have the meaning given to them in the Proxy Statement.

The Company is filing this Supplement solely to clarify the treatment of broker non-votes with respect to Item 4. The text below replaces, in its entirety, the paragraph of Item 4 under the heading “Board Approval and Vote Required” on page 60 of the Proxy Statement:

“The Board has authorized and approved the Amendment, subject to shareholder approval, and directed that the Amendment be considered for approval by the shareholders at the Annual Meeting. The Amendment must be approved by the affirmative “for” vote of the holders of at least a majority of shareholders. An abstention vote or a broker non-vote will have the same effect as an “Against” vote for this Item 4.”

The text below replaces in its entirety the sixth paragraph on page 66 under the heading “What are the votes required for these items?”

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“In an uncontested election, as is the case in this election, each nominee for director shall be elected to the Board if the votes cast “for” such nominee’s election exceed the “withhold” votes cast against such nominee’s election. Shares represented by your proxy will be voted in accordance with your direction as to the election of directors from the persons listed below as nominees. In the absence of direction, the shares represented by your proxy will be voted “for” the election of each nominee. In the event any person listed as a nominee becomes unavailable as a candidate for election, it is intended that the shares represented by your proxy will be voted for the remaining nominees and any substitute nominee recommended by the Board.

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The affirmative vote of a majority of the shares of our common stock cast at the meeting or by proxy is required for approval of each other item. When tabulating the voting results for proposals 1, 2, 3 and 5, shares that constitute broker non-votes and, pursuant to our By-Laws, abstentions are not considered votes cast on that proposal. Accordingly, broker non-votes and abstentions will not affect the outcome of proposals 1, 2, 3 and 5 being voted on at the Annual Meeting. For proposal 4, which requires the affirmative “for” vote of the holders of at least a majority of shareholders, a broker non-vote will have the same effect as an “Against” vote.”

The text below replaces in its entirety the seventh paragraph on page 66 under the heading “What if I don’t vote for some of the matters listed in these proxy materials or on my proxy card?”

“If you vote for some, but not all, matters electronically or by telephone, or return a proxy card without indicating your vote with regard to a particular matter, your shares will be voted “for” all of the nominees listed on the card for which you do not indicate a contrary intention, and “for” each of items 2 and 5, except to the extent you indicate a contrary intention. For Item 4, unless you indicate a contrary vote, you shares will be voted “Abstain”, and your shares will be voted in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting. For Item 4, such abstentions will have the same effect as an “Against” vote.”

The text below replaces in its entirety the first paragraph on page 67 under the heading “How are broker non-votes and abstentions treated ?” of the Proxy Statement:

“Under the rules of the NYSE, your broker or nominee may not vote your shares without your specific voting instructions on Items 1, 2, 3, 4 and 5. See the section entitled “Can My Shares Be Voted If I Don’t Vote Electronically, Don’t Vote By Telephone, Don’t Return My Proxy Card, and Don’t Attend the Annual Meeting?” below for additional information. Accordingly, if you do not instruct your broker or nominee as to how to vote your shares on Items 1, 2, 3, 4 and 5, this would be a broker “non-vote”, and your shares would not be counted as having been voted on the applicable proposal. We therefore encourage you to instruct your broker or nominee on how you wish to vote your shares. Please vote; your vote is important. Voting on matters presented at shareholders meetings, particularly the election of directors, is the primary method for shareholders to influence the direction taken by a publicly traded company. We urge you to participate in the election through any of the above-noted means. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. When tabulating the voting results for Items 1, 2, 3 and 5, shares that constitute broker non-votes and, pursuant to our By-Laws, abstentions are not considered votes cast on that proposal. Accordingly, broker non-votes and abstentions will not affect the outcome of Item 1, 2, 3 and 5 being voted on at the Annual Meeting. For Item 4, which requires the affirmative “for” vote of the holders of at least a majority of shareholders, a broker non-vote or abstention will have the same effect as an “Against” vote. In order to minimize the number of broker non-votes, the Company encourages you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.”

Except as described above, this Supplement to the Proxy Statement does not modify, amend, supplement, or otherwise affect the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.